Exhibit 99.1

InfoSpace Receives Nasdaq Notice of Bid Price Deficiency

InfoSpace has 90 days to regain compliance; Board of Directors is reviewing various alternatives to address this issue

BELLEVUE, Wash. (July 5, 2002)—InfoSpace, Inc. (Nasdaq: INSP), a provider of wireless and Internet software and application services, today announced that it has received notification from The Nasdaq Stock Market that it is not in compliance with the National Market’s listing maintenance standard regarding minimum bid prices. In accordance with that rule, InfoSpace has 90 days to regain compliance with its stock trading above $1 for 10 consecutive trading days.

The InfoSpace Board of Directors is evaluating various alternatives to address this issue.

InfoSpace announced in May that both its Wireline and Merchant Business Units were profitable in the first quarter on a pro forma basis. These two business units represented 80 percent of total first quarter revenues.

“With our blue-chip list of customers, strong balance sheet and no debt, InfoSpace is in a strong position to maximize shareholder value and achieve profitability,” said Ed Belsheim, president and chief operating officer of InfoSpace, Inc.

About InfoSpace, Inc.

InfoSpace, Inc. (Nasdaq: INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements relating to the development of InfoSpace, Inc.’s products and services and future operating results, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

# # #

Contacts
InfoSpace, Inc.
(425) 201-8901
ir@infospace.com